UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2008

BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

001-33220	33-1151291
(Commission file number)	(I.R.S. Employer Identification No.)

1981 Marcus Avenue

Lake Success, New York 11042

(Address of principal executive offices)

Registrant’s telephone number, including area code: (516) 472-5400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On August 4, 2008, the Board of Directors (the “Board”) of Broadridge Financial Solutions, Inc. (the “Company”) adopted the amendment and restatement of the Company’s 2007 Omnibus Award Plan (the “Plan”) effective on that date subject to approval of the stockholders of the Company. The Plan, as amended and restated, was submitted to stockholders of the Company for approval at the 2008 Annual Meeting of Stockholders, which was obtained on November 13, 2008.

A description of the Plan, as amended and restated, is set forth in the Company’s definitive proxy statement for the Annual Meeting of Stockholders held on November 13, 2008, filed with the Securities and Exchange Commission (the “SEC”) on October 10, 2008 under the caption “Proposal Three- Approval of the Amendment and Restatement of Our 2007 Omnibus Award Plan.” The description of the Plan, as amended and restated, is qualified in its entirety by reference to the full text of the Plan, as amended and restated, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

As previously reported, on April 29, 2008, the Compensation Committee of the Board (the “Compensation Committee”) granted certain special stock options under the Plan to the Company’s principal executive officer, principal financial officer and one of the most highly compensated executive officers of the Company to replace special stock options granted on February 25, 2008 which were void because they exceeded the per calendar year individual stock option limit of 200,000 in the Plan, as follows:

Corporate Officer	Number of Shares Underlying Options	Exercise Prices[1]
Richard J. Daly Chief Executive Officer	514,600	171,534 @ $18.97 171,533 @ 110% of $18.97 $(20.87) 171,533 @ 120% of $18.97 $(22.76)
John Hogan President and Chief Operating Officer	232,400	77,467 @ $18.97 77,467 @ 110% of $18.97 $(20.87) 77,466 @ 120% of $18.97 $(22.76)
Dan Sheldon Vice President, Chief Financial Officer	6,200	2,066 @ $18.97 2,067 @ 110% of $18.97 $(20.87) 2,067 @ 120% of $18.97 $(22.76)

1.	The base exercise price of these special stock option grants was determined by the Compensation Committee by taking the greater of: (i) the base exercise price of the February 25, 2008 special stock option grants ($18.97) and (ii) the closing price of the Company’s common stock on April 29, 2008 ($18.96). The 10% and 20% exercise price premiums were added to the base exercise price in the same manner as the February 25, 2008 special stock option grants.

These special stock option grants were made subject to approval by the Company’s stockholders of an amendment to the Plan adopted by the Company’s Board of Directors on April 29, 2008, to increase the calendar year individual stock option limit under the Plan. For further information, please see our Form 8-K filed with the SEC on May 2, 2008.

The stockholders at the Annual Meeting of Stockholders approved the amendment and restatement of the Plan, including the increase in the per calendar year individual limit for stock options from 200,000 shares to 850,000 shares. Accordingly, each of the stock options granted on April 29, 2008, vested in full upon stockholder approval of the Plan on November 13, 2008, subject to the officer’s continued service through such date.

In addition, on November 13, 2008, the Compensation Committee approved a special, one-time cash bonus of $132,100 to be paid to Joseph Barra, Vice President, Clearing and Outsourcing Solutions. Mr. Barra is one of the three most highly compensated executive officers of the Company. The special bonus is to be paid as soon as reasonably practicable but in no event later than September 15, 2009.

Item 8.01	Other Events.

On November 13, 2008, the Company issued a press release announcing that its Board had declared a quarterly cash dividend of $0.07 per share. The dividend is payable on January 2, 2009 to stockholders of record at the close of business on December 15, 2008. A copy of the press release is attached hereto as Exhibit 99.1.

In addition, on November 13, 2008, the Board approved the following changes to the composition of the committees of the Company’s Board. Alexandra Lebenthal will serve on the Company’s Governance and Nominating Committee and will no longer serve on the Compensation Committee. Richard J. Haviland will serve on the Compensation Committee and will no longer serve on the Governance and Nominating Committee. No other changes were made to the composition of the Board’s committees.

Item 9.01.	Financial Statements and Exhibits.

Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	The Broadridge Financial Solutions, Inc. 2007 Omnibus Award Plan (Amended and Restated Effective August 4, 2008)

99.1	Press release dated November 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 14, 2008

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ Adam D. Amsterdam
	Name:	Adam D. Amsterdam
	Title:	Vice President, General Counsel and Secretary